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                                                                    Exhibit 23.7

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION


    We hereby consent to the use of our name and to the description of our opinion letter dated May 6, 1998 under the captions "SUMMARY -- The Special Meetings -- The Chrysler Special Meeting -- Opinion of Financial Advisor of Chrysler", "THE TRANSACTIONS -- Background of the Transactions", "THE TRANSACTIONS -- Recommendations of the Chrysler Board and Reasons for those Recommendations" and "THE TRANSACTIONS -- Opinion of the Financial Advisor of Chrysler" in, and to the inclusion of such opinion letter as Appendix B to, the Proxy Statement/Prospectus of Chrysler Corporation and DaimlerChrysler AG and Offering Circular-Prospectus of DaimlerChrysler AG included in Post-Effective Amendment No. 1 to the Registration Statement on Form F-4 of DaimlerChrylser AG (File No. 333-60767). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under, or that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          CREDIT SUISSE FIRST BOSTON CORPORATION


New York, New York
September 15, 1998